Exhibit 99.1

News Release
 FOR IMMEDIATE RELEASE
 SEPTEMBER 29, 2016

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRIVATE PLACEMENT OF
$850 MILLION OF CONVERTIBLE SENIOR NOTES

OKLAHOMA CITY, September 29, 2016 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it has commenced a private placement to eligible purchasers of $850 million aggregate principal amount of convertible senior notes due 2026. The notes will be convertible, under certain specified circumstances, into cash, Chesapeake common stock or a combination of cash and Chesapeake common stock, at Chesapeake’s election.

Chesapeake intends to use the net proceeds from the offering for general corporate purposes, which may include debt repurchases and the repayment of its credit facility and senior notes with near-term maturities as they become due. The company also intends to grant the initial purchasers of the proposed offering a 30-day option to purchase up to an additional $150 million aggregate principal amount of notes.

The notes will be offered and sold to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the notes, the related subsidiary guarantees and the shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the securities will be made only by means of a private offering circular pursuant to Rule 144A under the Securities Act.

Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NYSE: CHK) operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States. The company also owns oil and natural gas marketing and natural gas gathering and compression businesses.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154